As filed with the Securities and Exchange Commission on January 8, 2018
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Valeritas Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3841	46-5648907
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Timberlake
Chief Executive Officer
Valeritas Holdings, Inc.
750 Route 202 South, Suite 600
Bridgewater, NJ 08807
(908) 927-9920
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Emilio Ragosa Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 (609) 919-6633

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date hereof.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a small reporting company)	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	3,350,807	$3.23	$10,488,026	$1,305.76
_____________________________

(1)
Represents 125,000 shares of common stock currently outstanding and 3,225,807 shares of common stock that are issuable pursuant to a common stock purchase agreement with the selling stockholder named herein. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional shares of common stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the NASDAQ Capital Market on January 5, 2018.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 8, 2018

Valeritas Holdings, Inc.
3,350,807 Shares of Common stock

This prospectus relates to the sale of up to 3,350,807 shares of our common stock by Aspire Capital Fund, LLC. Aspire Capital is also referred to in this prospectus as the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $20.0 million from the sale of our common stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on January 7, 2018, once the registration statement, of which this prospectus is a part, is declared effective.
The selling stockholder is an “underwriter” within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.
Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “VLRX.” On January 5, 2018, the last reported sale price per share of our common stock was $3.09 per share.
You should read this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.
Investing in our securities involves a high degree of risk. See “Risk Factors” on page 2 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2018

We are responsible for the information contained in this prospectus and any supplement or amendment or free writing prospectus prepared by us or on our behalf or to which we have referred you. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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ABOUT THIS PROSPECTUS
The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.
You should rely only on the information provided in this prospectus or in any prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the selling stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.
Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the selling stockholder, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.
Unless the context otherwise requires, references in this prospectus to “Valeritas,” “the Company,” “we,” “us” and “our” refer to Valeritas Holdings, Inc, and its subsidiary, Valeritas, Inc. Solely for convenience, our trademarks and tradenames referred to in this registration statement, such as V-Go, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.
Unless the context otherwise requires, references in this prospectus to shares of our common stock, including prices per share of our common stock, reflect the 8-for-1 reverse stock split that was effected by the Company on March 15, 2017.

PROSPECTUS SUMMARY
This summary highlights selected information included elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section beginning on page 2 and any information incorporated by reference herein, including our consolidated financial statements and the related notes, before making an investment decision.
Overview
We are a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. We designed our first commercialized product, V-Go® Wearable Insulin Delivery device, or V-Go, to help patients with type 2 diabetes who require insulin to achieve and maintain their target blood glucose goals. V-Go is indicated for continuous subcutaneous infusion of insulin over 24 hours and on-demand bolus dosing in two-unit increments in adult patients requiring insulin. V-Go is a small, discreet and easy-to-use all-in-one disposable insulin delivery device that a patient adheres to his or her skin. V-Go is not considered durable medical equipment because it is not intended for repeated use. Each V-Go device is designed to be worn for 24 hours, removed from the body and disposed. V-Go enables patients to closely mimic the body’s normal physiologic pattern of insulin delivery throughout the day and to manage their diabetes with insulin without the need to plan a daily routine around multiple daily injections.
We currently focus on the treatment of patients with type 2 diabetes, a pervasive and costly disease that, according to the 2014 National Diabetes Statistics Report released by the U.S. Centers for Disease Control and Prevention, or the CDC, currently affects 90% to 95% of the approximately 21 million U.S. adults diagnosed with diabetes. The CDC estimated that the combined direct medical and drug costs and indirect lost productivity costs of diabetes in the United States was approximately $245 billion in 2012. We believe the majority of the 12.6 million U.S. adults treating their type 2 diabetes with more than one daily oral anti-diabetic drug, or OAD, or an injectable diabetes medicine can benefit from the innovative approach of V-Go to manage type 2 diabetes. Our near-term target market consists of the approximately 5.6 million of these patients who currently take injectable insulin, of which up to 4.5 million may not be achieving their target blood glucose goal.

Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, New Jersey, 08807, and our telephone number is (908) 927-9920. Our website address is www.valeritas.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.
Our filings with the SEC are posted on our website at www.valeritas.com. The information found on our website is not part of this or any other report we file with or furnish to the SEC. The public can also obtain copies of these filings by visiting the SEC’s Public Reference Room at 100 F Street NE, Washington DC 20549, or by calling the SEC at 1-800-SEC-0330 or by accessing the SEC’s website at www.sec.gov.
Risks Associated with Our Business
Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. Some of these risks are:

•	we have incurred significant operating losses since our inception and anticipate that we will continue to incur significant losses for the foreseeable future;

•	we current rely on sales of V-Go to generate all of our revenue;

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our ability to maintain and grow our revenue depends both on retaining a high percentage of patients using V-Go and on preserving our relationships with a few significant wholesale customers that account for nearly all of our sales;

•	the failure of V-Go to achieve and maintain market acceptance could result in our achieving sales below our expectations;

•	we operate in a very competitive industry and if we fail to compete successfully against our existing or potential competitors,

•	our revenue and operating results may be negatively affected;

•	our inability to maintain or expand our sales and marketing infrastructure;

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if important assumptions about the potential market for our products are inaccurate, or if we have failed to understand what people with type 2 diabetes are seeking in a treatment, we may not be able to increase our revenue or achieve profitability;

•	manufacturing risks, including risks related to manufacturing in Southern China, damage to facilities or equipment and failure to efficiently increase production to meet demand;

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we depend on a limited number of third-party suppliers for some of the components of V-Go, and the loss of any of these suppliers, or their inability to provide us with an adequate supply of materials, could harm our business;

•	undetected errors or defects in V-Go or our future product candidates could harm our reputation, decrease market acceptance of our products or expose us to product liability claims;

•	our inability to enhance and broaden our product offering, including through the successful commercialization of the pre-fill V-Go;

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if we are unable to secure sufficient patent protection for our proprietary rights in our products and processes, and to adequately maintain and protect our existing and new rights, competitors will be able to compete against us more effectively, and our business will suffer; and

•	our failure to comply with the applicable governmental regulations to which our product and operations are subject could cause our business to suffer.
Our Corporate Information
Valeritas Holdings, Inc., referred to as Valeritas Holdings, was reincorporated in Delaware on May 3, 2016. Prior to the reincorporation, Valeritas Holdings, formerly Cleaner Yoga Mat, Inc., was incorporated in Florida on May 9, 2014. Valeritas Holdings owns 100% of its subsidiary, Valeritas, Inc., referred to as Valeritas. Valeritas was incorporated in the state of Delaware on December 27, 2007 when it was converted into a Delaware corporation from a Delaware limited liability company, which was formed on August 2, 2006.
On March 8, 2017, our stockholders approved, and our board of directors subsequently adopted, an eight-to-one reverse stock split of our common stock. All share and per share numbers in this quarterly report reflect the reverse stock split. On March 23, 2017, the Company sold 5,250,000 shares in an underwritten public offering, in which it received net proceeds of approximately $48.8 million. Our principal executive offices are located at 750 Route 202 South, Suite 600, Bridgewater, NJ 08807 and our telephone number is (908) 927-9920. Our website address is www.valeritas.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus.

Implications of Being an Emerging Growth Company

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including the requirement that our internal control over financial reporting be audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements, and the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an emerging growth company.
We will remain an emerging growth company until the earliest to occur of:

•	the last day of the fiscal year in which we have $1.07 billion or more in annual gross revenue;

•	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of the closing of our initial public offering.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act, declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act) are required to comply with the new or revised financial accounting standard. We have chosen to “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition periods for complying with new or revised accounting standards is irrevocable.
The Offering

Common stock being offered by the selling stockholder	3,350,807 shares

Common stock outstanding	6,882,782 shares (as of January 5, 2018, excluding the Commitment Shares, as defined below)

Use of proceeds
The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $20.0 million in proceeds from the sale of our common stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under the purchase agreement are expected be used to fund future commercial operations and advance our research and development activities and for working capital and general corporate purposes.

NASDAQ Capital Market Symbol	VLRX

Risk Factors
Investing in our securities involves a high degree of risk. You should carefully review and consider the “Risk Factors” section of this prospectus for a discussion of factors to consider before deciding to invest in shares of our common stock.

On January 7, 2018, we entered into a common stock purchase agreement (referred to in this prospectus as the “Purchase Agreement”), with Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as “Aspire Capital” or the “selling stockholder”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our shares of common stock over the approximately thirty-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 125,000 shares of our common stock as a commitment fee (referred to in this prospectus as the “Commitment Shares”). Concurrently with entering into the

Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the “Registration Rights Agreement”), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of January 5, 2018, there were 6,882,782 shares of our common stock outstanding (1,757,626 shares held by non-affiliates), excluding the 3,350,807 shares offered that have been issued or may be issuable to Aspire Capital pursuant to the Purchase Agreement. If all of such 3,350,807 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 31.5% of the total common stock outstanding or 64.7% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 1,375,868 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval is obtained to issue more, in which case this 1,375,868 share limitation will not apply, or (ii) shareholder approval has not been obtained and at any time the 1,375,868 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $3.02, referred to as the Minimum Price, a price equal to the consolidated closing bid price of our common stock on the date of the execution of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 125,000 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 3,225,807 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 3,350,807 shares of common stock are being offered pursuant to this prospectus.

After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock exceeds $1.00, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a “Purchase Notice”), directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per trading day, up to $20.0 million of our common stock in the aggregate at a per share price (the “Purchase Price”) calculated by reference to the prevailing market price of our common stock (as more specifically described below).

In addition, on any date on which we submit a Purchase Notice for 50,000 shares to Aspire Capital, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a “VWAP Purchase Notice”) directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on Nasdaq on the next trading day (the “VWAP Purchase Date”), subject to a maximum number of shares we may determine (the “VWAP Purchase Share Volume Maximum”) and a minimum trading price (the “VWAP Minimum Price Threshold”) (as more specifically described below). The purchase price per Purchase Share pursuant to such VWAP Purchase Notice (the “VWAP Purchase Price”) is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not affect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than $1.00 per share (the “Floor Price”). This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

RISK FACTORS
An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this prospectus and the additional risk factors below. In addition, please read “Special Note Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.
Risks Related to the Offering
We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.
We will need to raise substantial additional capital in the future to fund our operations. The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our common stock, the volume of trading in our common stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See “The Aspire Capital Transaction” section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our common stock is less than $1.00 per share. Even if we are able to access the full $20.0 million under the Purchase Agreement, because we have incurred significant operating losses since inception and anticipate that we will continue to incur significant losses for the foreseeable future, we will still need additional capital to fully implement our business, operating and development plans.
The sale of our common stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of common stock acquired by Aspire Capital could cause the price of our common stock to decline.
We are registering for sale the Commitment Shares that we have issued and an additional 3,225,807 shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our common stock, the sale of shares under the Purchase Agreement may cause the trading price of our common stock to decline.
Aspire Capital may ultimately be requested to purchase all, some or none of the $20.0 million of common stock that, together with the Commitment Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of our shares that it holds or comes to hold under the Purchase Agreement. Sales by Aspire Capital of shares acquired pursuant to the Purchase Agreement under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our common stock. The sale of a substantial number of shares of our common stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our common stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.
We could be delisted from the NASDAQ Capital Market, which could seriously harm the liquidity of our stock and our ability to raise capital.
We are currently listed on the NASDAQ Capital Market. If we cease to be eligible to trade on the NASDAQ Capital Market:

•	We may have to pursue trading on a less recognized or accepted market, such as the OTC Bulletin Board or the “pink sheets.”

•	The trading price of our common stock could suffer, including an increased spread between the “bid” and “asked” prices quoted by market makers.

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Shares of our common stock could be less liquid and marketable, thereby reducing the ability of stockholders to purchase or sell our shares as quickly and as inexpensively as they have done historically. If our stock is traded as a “penny stock,” transactions in our stock would be more difficult and cumbersome.

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We may be unable to access capital on favorable terms or at all, as companies trading on alternative markets may be viewed as less attractive investments with higher associated risks, such that existing or prospective institutional investors may be less interested in, or prohibited from, investing in our common stock. This may also cause the market price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus or incorporated by reference into this prospectus, including statements regarding our future results of operations and financial position, business strategy, product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated products, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of
Financial Condition and Results of Operations”, both of which are incorporated by reference into this prospectus, and elsewhere in this prospectus.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.
You should read this prospectus, the documents that we reference and incorporate by reference in this prospectus and the documents we have filed as exhibits to the registration statement and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

THE ASPIRE CAPITAL TRANSACTION
General
On January 7, 2018, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $20.0 million of our shares of common stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our common stock that have been and may be issued to Aspire Capital under the Purchase Agreement.
As of January 5, 2018, there were 6,882,782 shares of our common stock outstanding (1,757,626) shares held by non-affiliates) excluding the 125,000 shares issued to Aspire Capital as an initial commitment fee and additional 3,225,807 shares that may be issuable to Aspire Capital Pursuant to the Purchase Agreement. If all of such 3,350,807 shares of our common stock offered hereby were issued and outstanding as of the date hereof, such shares would represent 31.5% of the total common stock outstanding or 64.7% of the non-affiliate shares of common stock outstanding as of the date hereof. The number of shares of our common stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.
The aggregate number of shares that we may issue to Aspire Capital under the Purchase Agreement, including the Commitment Shares, may in no case exceed 1,375,868 shares of our common stock (which is equal to 19.99% of the common stock outstanding on the date of the Purchase Agreement) unless (i) shareholder approval is obtained to issue more, in which case this 1,375,868 share limitation will not apply, or (ii) shareholder approval has not been obtained and at any time the 1,375,868 share limitation is reached and at all times thereafter the average price paid for all shares issued under the Purchase Agreement (including the Commitment Shares) is equal to or greater than $3.02, referred to as the Minimum Price, a price equal to the consolidated closing bid price of our common stock on the date of the execution of the Purchase Agreement; provided that at no one point in time shall Aspire Capital (together with its affiliates) beneficially own more than 19.99% of our common stock.

Pursuant to the Purchase Agreement and the Registration Rights Agreement, we are registering 125,000 shares of our common stock under the Securities Act, which includes the Commitment Shares that have already been issued to Aspire Capital and 3,225,807 shares of common stock which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act. All 3,350,807 shares of common stock are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 3,350,807 shares of common stock included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of common stock in addition to the 3,350,807 shares of common stock offered hereby.
After the Securities and Exchange Commission has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our common stock is not less than $1.00 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of our common stock per business day, up to $20.0 million of our common stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our common stock over the preceding 10-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $300,000 per trading day.
In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 50,000 Purchase Shares, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our common stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our common stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.
Purchase Of Shares Under The Common Stock Purchase Agreement
Under the common stock Purchase Agreement, on any trading day selected by us on which the closing sale price of our common stock exceeds $1.00 per share, we may direct Aspire Capital to purchase up to 50,000 shares of our common stock per trading day. The Purchase Price of such shares is equal to the lesser of:
•the lowest sale price of our common stock on the purchase date; or
•the arithmetic average of the three lowest closing sale prices for our common stock during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.
In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 50,000 shares, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the our common stock traded on the Nasdaq Capital Market on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s common stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lower of:
•the Closing Sale Price on the VWAP Purchase Date; or
•97% of the volume-weighted average price for our common stock traded on the Nasdaq Capital Market:
o    on the VWAP Purchase Date, if the aggregate shares to be purchased on that date have not exceeded the VWAP Purchase Share Volume Maximum or
o    during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the Nasdaq Capital Market exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s common stock falls below the VWAP Minimum Price Threshold.
The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.
Minimum Share Price
Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our common stock under the Purchase Agreement on any trading day that the closing sale price of our common stock is less than $1.00 per share.
Events of Default
No sales are permitted to be made under the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of common stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than 40 consecutive business days;
•the suspension from trading or failure of our common stock to be listed on our principal market for a period of three consecutive business days;
•the delisting of our common stock from our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTB Bulletin Board or the OTCQB marketplace or OTCQX marketplace of the OTC Markets Group;
•our transfer agent’s failure to issue to Aspire Capital shares of our common stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;
•any breach by us of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which could have a material adverse effect on us, subject to a cure period of five business days;
•if we become insolvent or are generally unable to pay our debts as they become due; or
•any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights
The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.
No Short-Selling or Hedging by Aspire Capital
Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 3,350,807 shares registered in this offering. It is anticipated that shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 3,225,807 shares of common stock not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our common stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares after Giving Effect to the Purchased Shares Issued to Aspire Capital
In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $20.0 million of our shares of common stock. However, we estimate that we will sell no more than 3,225,807 shares to Aspire Capital under the Purchase Agreement (exclusive of the Commitment Shares), all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 3,350,807 shares included in this prospectus to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 3,350,807 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of shares of common stock issued to Aspire Capital at varying purchase prices:

Assumed Average Purchase Price	Proceeds from the Sale of Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Shares to be Issued in this Offering at the Assumed Average Purchase Price (1)	Percentage of Outstanding Shares After Giving Effect to the Purchased Shares Issued to Aspire Capital (2)
$0.50	$1,612,904	3,225,807	31.5%
$1.00	$3,225,807	3,225,807	31.5%
$1.50	$4,838,711	3,225,807	31.5%
$2.50	$8,064,518	3,225,807	31.5%
$5.00	$16,129,035	3,225,807	31.5%
$10.00	$20,000,000	2,000,000	19.5%

(1)    Excludes 125,000 Commitment Shares issued under the Purchase Agreement between the Company and Aspire Capital.
(2)    The denominator is based on 6,882,782 shares outstanding as of January 5, 2018, in addition to the 125,000 shares previously issued to Aspire Capital and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

USE OF PROCEEDS
This prospectus relates to shares of our common stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive an aggregate of $20.0 million in gross proceeds from the sale of shares under the Purchase Agreement to Aspire Capital. The proceeds will be used for the advancement of our research and development activities, working capital and general corporate purposes. This anticipated use of net proceeds from the sale of our common stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

SELLING STOCKHOLDER
The selling stockholder may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to the “selling stockholder” in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our common stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of common stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of common stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of common stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, or within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.
Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our common stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled “Beneficial Ownership After This Offering.” We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of common stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933 after the date on which it provided the information set forth in the table below.

			Beneficial Ownership After this Offering (1)
Name	Shares of Common Stock Owned Prior to this Offering	Shares of Common Stock Being Offered	Number of Shares	(2)%
Aspire Capital Fund, LLC (3)	125,000 (4)	3,350,807	0	*0
_____________________________

 * Represents less than 1% of outstanding shares.

(1)
Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of common stock at this time.

(2)	Based on 6,882,782 shares of common stock outstanding on January 5, 2018.

(3)
Aspire Capital Partners LLC (“Aspire Partners”) is the Managing Member of Aspire Capital Fund LLC (“Aspire Fund”). SGM Holdings Corp (“SGM”) is the Managing Member of Aspire Partners. Mr. Steven G. Martin (“Mr. Martin”) is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown (“Mr. Brown”) is the president and sole shareholder of Red Cedar Capital Corp (“Red Cedar”), which is a principal of Aspire Partners. Mr. Christos Komissopoulos (“Mr. Komissopoulos”) is president and sole shareholder of Chrisko Investors Inc. (“Chrisko”), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of common stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the common stock held by Aspire Fund.

(4)
As of the date hereof, 125,000 shares of our common stock have been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee. We may elect in our sole discretion to sell to Aspire Capital up to an additional 3,225,807 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

DILUTION
Purchasers of our common stock in this offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2017 was approximately $9.9 million, or $1.41 per share of our common stock (based upon 7,015,636 shares of our common stock outstanding). Net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock.
Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering, assuming a purchase price of $3.02 per share (the consolidated closing bid price of our common stock on January 5, 2018), and the as adjusted net tangible book value per share of common stock immediately after the completion of this offering. Therefore, after giving effect to our assumed receipt of $9.7 million in estimated net proceeds from the issuance of 3,225,807 shares of common stock under the Purchase Agreement and registered in this offering (assuming a purchase price of $3.02 per share for 3,225,807 shares, the issuance of 125,000 commitment shares for no additional cash consideration and offering expenses of $75,712, our as adjusted net tangible book value as of September 30, 2017 would have been $19.6 million, or $1.92 per share. This would represent an immediate increase in the net tangible book value of $0.51 per share to existing stockholders and an immediate dilution of $1.10 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

Assumed public offering price per share of common stock		$3.02
Net tangible book value per share as of September 30, 2017	$1.41
Increase in net tangible book value per share attributable to this offering	0.51
As adjusted net tangible book value per share after this offering		1.92
Dilution per share to new investors		$1.10	]
The information above is as of September 30, 2017 and excludes:

•	1,734,274 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2017 with a weighted average exercise price of $11.80 per share;

•	30,000 shares of common stock issuable upon the vesting of restricted stock awards outstanding as of September 30, 2017;

•	334,074 shares of common stock available for future grants under our 2016 Incentive Compensation Plan as of September 30, 2017;

•	136,860 shares of common stock available for future grants under our Employee Stock Purchase Plan as of September 30, 2017;

•	10,390 shares of our common stock issuable upon the exercise of outstanding warrants as of September 30, 2017 with a weighted-average exercise price of $16.22 per share; and

•	125,000 shares of our common stock issued as a commitment fee pursuant to our common stock purchase agreement with Aspire Capital.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Our common stock has traded on the NASDAQ Capital Market since our public offering in March 2017. From April 18, 2016 to March 2017, our common stock was quoted on the OTCQB Marketplace. From November 2015 to April 2016, our common stock was quoted on the OTC Pink Marketplace. Our common stock has, from time to time, traded on a limited, sporadic and volatile basis. The following tables show the high and low sales prices for our common stock for the periods indicated. These prices do not include retail markups, markdowns or commissions. All below prices give effect to an eight-to-one reverse stock split of our common stock effective as of March 15, 2017.

	Price Ranges
	High	Low
Fiscal Year Ended December 31, 2017
First Quarter	$40.00	$6.01
Second Quarter	$7.29	$4.73
Third Quarter	$7.20	$2.90
Fourth Quarter	$6.79	$2.00
Fiscal Year Ended December 31, 2016
Second Quarter (from April 18, 2016)	$44.00	$0.80
Third Quarter	$52.00	$40.00
Fourth Quarter	$48.00	$28.00
The closing price of our common stock on January 5, 2018 was $3.09 per share. As of January 5, 2018, we had approximately 56 record holders of our common stock. Because many of our shares are held by brokers and other institutions on behalf of stockholders, we are unable to estimate the total number of individual stockholders represented by these record holders.

DIVIDEND POLICY
We have never paid cash dividends on our common stock in the past and we currently anticipate that no cash dividends will be paid on common stock in the foreseeable future. We expect as of the date hereof to retain any future earnings to fund the operation and expansion of our business.

PLAN OF DISTRIBUTION
The common stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:
•ordinary brokers’ transactions;
•transactions involving cross or block trades;
•through brokers, dealers, or underwriters who may act solely as agents;
•“at the market” into an existing market for the common stock;
•in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•in privately negotiated transactions; or
•any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
The selling stockholder may transfer the shares of common stock by other means not described in this prospectus.
Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.
Aspire Capital is an “underwriter” within the meaning of the Securities Act.
Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.
We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our common stock during the term of the Purchase Agreement.
We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions,

Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.
We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

LEGAL MATTERS
The validity of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Princeton, New Jersey.

EXPERTS
The consolidated financial statements of Valeritas Holdings, Inc. and its subsidiary, Valeritas, Inc., as of December 31, 2016 and 2015 and for each of the years in the two-year period ended December 31, 2016, incorporated in this Prospectus by reference have been audited by Friedman LLP, independent registered public accountants, as stated in their report thereon (which includes an explanatory paragraph referring to our ability to continue as a going concern), and are incorporated herein by reference, in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We post on our public website (http://www.valeritas.com) our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.
You can find, copy and inspect information we file with the SEC at the SEC’s public reference room, which is located at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. You can also review our electronically filed reports and other information that we file with the SEC on the SEC’s web site at http://www.sec.gov.
Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You should rely only on the information contained in this prospectus (and any amendments or supplements thereto) or information to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus (or any amendments or supplements thereto).
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS
The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. The documents listed below (other than the portions of these documents deemed to be "furnished" or not deemed to be "filed,'" including the portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) are incorporated by reference herein:
our Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 21, 2017;

our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which was filed with the SEC on May 12, 2017;

our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which was filed with the SEC on August 11, 2017;

our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 8, 2017;

our Definitive Proxy Statement on Schedule 14A relating to our 2017 Annual Meeting of Stockholders, which we filed with the SEC on May 5, 2017;

our Definitive Proxy Statement on Schedule 14A relating to our Special Meeting of Stockholders held on March 8, 2017, which was filed with the SEC on February 15, 2017;

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on February 10, 2017, February 13, 2017, February 21, 2017; March 13, 2017; May 5, 2017; May 22, 2017; June 9, 2017; June 14, 2017; August 16, 2017; September 22, 2017, October 11, 2017, November 3, 2017, December 7, 2017 and January 8, 2018; and

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 20, 2017, and all amendments and reports updating such description.

We also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the termination of the offering.  Such documents shall be deemed to be incorporated by reference into this prospectus.
You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:

Valeritas Holdings, Inc.
750 Route 202 South
Suite 600
Bridgewater, New Jersey 08807
(908) 927-9920

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the types of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of Common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

Amount
SEC registration fee	$1,347
Printing and related expenses	$2,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$17,500
Miscellaneous expenses	$4,153
Total	$75,000

Item 14. Indemnification of Directors and Officers.
As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.
These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.
Our certificate of incorporation and our bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors, officers and certain other employees that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents.
These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.] Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.
Issuance of Shares of Capital Stock
Set forth below is information regarding shares of capital stock issued by Valeritas, Inc., a Delaware corporation, referred to as Valeritas or the private company, which we acquired in the 2016 Merger, and us since January 1, 2014 that were not registered under the Securities Act. All share and per share stock numbers in this section are after giving effect to the 4.0486 conversion of our common stock in connection with the Re-Domicile on April 14, 2016, and the 2016 Merger on May 3, 2016, in which each share of Valeritas’ Series AB Preferred Stock outstanding at the time of the 2016 Merger was automatically converted into shares of our common stock at the conversion ratio of 0.02982. All outstanding shares of Valeritas’ common stock, Series D Preferred Stock, Series AA Preferred Stock and associated warrants were retired and cancelled.

(1)	On May 9, 2014, we issued 5,060,750 shares of our common stock to Leisa Swanson, our initial sole officer and director, for $15,000.

(2)
On June 19, 2014, in connection with the 2014 Reorganization, Valeritas issued 6,923,076 shares of its common stock to Valeritas Holdings, LLC, which was owned by the pre-2014 Reorganization holders of Valeritas’ Series A, B, C, C-1 and C-2 Preferred Stock.

(3)	On June 23, 2014, Valeritas issued 2,195,122 shares of Series D Preferred Stock for aggregate consideration of $22.0 million to accredited investors.

(4)	On July 9, 2014, Valeritas issued 548,780 shares of Series D Preferred Stock for aggregate consideration of $5.4 million to accredited investors.

(5)
On August 5 and December 8, 2014, Valeritas issued warrants to purchase 152,821 shares and 24,526 shares, respectively, of its common stock with an exercise price of $0.013 per share to accredited investors.

(6)	On December 8, 2014, Valeritas issued 1,560,976 shares of Series D Preferred Stock for aggregate consideration of $15.6 million to accredited investors.

(7)	On January 2, 2015, Valeritas issued 195,122 shares of Series D Preferred Stock for aggregate consideration of $2.0 million to an accredited investor.

(8)	On February 27, 2015, Valeritas issued 85,000 shares of Series D Preferred Stock for aggregate consideration of $0.9 million to accredited investors.

(9)	On February 27, 2015, Valeritas issued warrants to purchase 1,802 shares of its common stock with an exercise price of $0.013 per share to accredited investors.

(10)	On February 28, 2015, Valeritas issued warrants to purchase 3,750 shares of its Series D Preferred Stock with an exercise price of $13.00 per share to accredited investors.

(11)	On May 18, 2015, Valeritas issued 12,145,168 shares of Series AA Preferred Stock for aggregate consideration of $15.1 million to accredited investors.

(12)	On September 28, 2015, Valeritas issued 2,614,767 shares of Series AB Preferred Stock for aggregate consideration of $3.3 million to accredited investors.

(13)	On November 13, 2015, Valeritas issued 2,215,462 shares of Series AB Preferred Stock for aggregate consideration of $2.8 million to accredited investors.

(14)	On December 24, 2015, Valeritas issued 2,009,631 shares of Series AB Preferred Stock for aggregate consideration of $2.5 million to accredited investors.

(15)	On January 29, 2016, Valeritas issued 4,655,430 shares of Series AB Preferred Stock for aggregate consideration of $5.8 million to accredited investors.

(16)	On January 29, 2016, Valeritas issued warrants to purchase 16,000,000 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

(17)	On February 29, 2016, Valeritas issued 4,300,000 shares of Series AB Preferred Stock for aggregate consideration of $5.4 million to accredited investors.

(18)	On February 29, 2016, Valeritas issued warrants to purchase 928,838 shares of our Series AB Preferred Stock with an exercise price of $1.25 per share to accredited investors.

(19)
On March 30, 2016, Valeritas issued 1,320,600 shares of Series AB Preferred Stock for aggregate consideration of $1.7 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

(20)
On April 15, 2016, Valeritas issued 279,400 shares of Series AB Preferred Stock for aggregate consideration of $0.3 million resulting from the exercise of warrants at a price of $1.25 per share to accredited investors.

(21)	On May 3, 2016, in connection with the 2016 Merger, we issued approximately 825,000 restricted shares of our common stock to the holders of shares of Valeritas’ Series AB Preferred Stock.

(22)	On May 3, 2016, in connection with the 2016 Merger, we issued 50,600 shares of our common stock pursuant to the 2016 Plan as restricted stock awards to certain of our employees and consultants.

(23)
On September 29, 2016, we issued 3,656 restricted shares of our common stock to The Del Mar Consulting Group Inc., a California corporation, or Del Mar, as partial consideration for services rendered to us.

(24)
On September 29, 2016, we issued 2,437 restricted shares of our common stock to Alex Partners, LLC, a Washington limited liability corporation, or Alex Partners, as partial consideration for services rendered to us.

(25)	On January 27, 2017, we issued 1,218 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

(26)	On January 27, 2017, we issued 812 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.

(27)	On March 22, 2017, we issued 2,500,000 and 250,000 shares of our Series A Convertible Preferred Stock to Capital Royalty Group and WCAS Capital Partners IV, LP, respectively.

(28)	On June 7, 2017, we issued 18,000 restricted shares of our common stock to Del Mar, as partial consideration for services rendered to us.

(29)	On June 7, 2017, we issued 12,000 restricted shares of our common stock to Alex Partners, as partial consideration for services rendered to us.

(30)
On September 20, 2017, we entered into a common stock purchase agreement with Aspire Capital Fund, LLC, or Aspire Capital. Pursuant to the terms of this agreement, we issued 125,000 shares of our common stock to Aspire Capital in consideration for entering into the agreement.

We claimed exemption from registration under the Securities Act for the sale and issuance of these securities by virtue of Section 4(a)(2) of the Securities Act and Rule 506 thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the Registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.
Stock Option Grants
From January 1, 2014 through June 19, 2014, Valeritas granted stock options to purchase an aggregate of 1,029,183 shares of its common stock at a weighted-average exercise price of $1.44 per share, to certain of its employees, directors and consultants in connection with services provided to us by such persons. Of these, no options to purchase shares of common stock were exercised.
In connection with the 2014 Reorganization, all of the outstanding options to purchase its common stock granted prior to June 19, 2014 were converted into options to purchase limited liability company units of Valeritas Holdings, LLC, or Holdings. Each common unit of Holdings represents an indirect interest in the 6,923,076 shares of our common stock held by Holdings. These shares of common stock were distributed to unitholders of Holdings upon the cancellation of Holdings and the liquidation of its assets in March 2016 in accordance with the liquidation preferences applicable to Holdings’ units. At such time, each option to purchase common units in Holdings was also canceled.
From June 19, 2014 through May 3, 2016, or the Closing Date, Valeritas granted options under the 2014 Plan to purchase an aggregate of 1,174,252 shares of its common stock at a weighted-average exercise price of $11.23 per share, to certain of its employees and directors in connection with services provided to it by such persons. At the time of the 2016 Merger, none of these options had been exercised. On the Closing Date, each outstanding option for Valeritas common stock was canceled.
From the Closing Date through the filing of this registration statement, we granted options to purchase an aggregate of 1,664,149 shares of our common stock at an exercise price of approximately $11.95 per share, to certain of our employees and directors in connection with services provided to us by such persons. None of these options have been exercised.
The issuances of stock options and the shares of common stock issuable upon the exercise of the options were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.
Exhibits
See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

Item 17. Undertakings.
The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
b.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
4.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities:
6.
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);
b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
c.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 8th day of January, 2018.

VALERITAS HOLDINGS, INC.

/s/ John E. Timberlake
John E. Timberlake
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John E. Timberlake and Erick Lucera as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments and any related registration statements filed pursuant to Rule 462 and otherwise), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John E. Timberlake John E. Timberlake	President, Chief Executive Officer and Director (Principal Executive Officer)	January 8, 2018

/s/ Erick Lucera Erick Lucera	Chief Financial Officer (Principal Financial Officer)	January 8, 2018

/s/ Mark Conley Mark Conley	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	January 8, 2018

/s/ Rodney Altman, M.D. Rodney Altman, M.D.	Director	January 8, 2018

/s/ Katherine Crothall, Ph.D. Katherine Crothall, Ph.D.	Director	January 8, 2018

/s/ Peter Devlin Peter Devlin	Chairman and Director	January 8, 2018

/s/ Luke Düster Luke Düster	Director	January 8, 2018

/s/ Joe Mandato, DM Joe Mandato, DM	Director	January 8, 2018

/s/ Brian K. Roberts Brian K. Roberts	Director	January 8, 2018

EXHIBIT INDEX

Exhibit Number	Description

2.1*
Agreement and Plan of Merger and Reorganization, dated as of May 3, 2016, by and among the Registrant, Valeritas Acquisition Corp. and Valeritas, Inc. (Incorporated by reference, Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.1*	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.2*
Certificate of Merger of Valeritas Acquisition Corp. with and into Valeritas, Inc., filed May 3, 2016. (Incorporated by reference, Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.3*	Amended and Restated Bylaws of the Registrant (Incorporated by reference, Exhibit 3.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

3.4*
Form of Certificate of Designation of Series A Convertible Preferred Stock of Valeritas Holdings, Inc. (Incorporated by reference, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

3.5*
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed March 13, 2017)

3.6*
Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference, Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed March 13, 2017)

4.1*
Registration Rights Agreement, dated as of January 7, 2018, by and between the Registrant and Aspire Capital (Incorporated by reference, Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38038), filed January 8, 2018)

5.1**	Opinion of Morgan, Lewis & Bockius LLP

10.1*
Split-Off Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.2*
General Release Agreement, dated as of May 3, 2016, by and among the Registrant, CYGM Operating Corp. and Leisa Swanson (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.3*
Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.4**	Form of Lock-Up and No Short Selling Agreement for 80% of shares held prior to the 2016 Merger, by and between the Registrant and certain shareholders

10.5*
Form of Subscription Agreement between the Registrant and the investors party thereto (Incorporated by reference, Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.6*	Form of Placement Agent Warrant for common stock of the Registrant (Incorporated by reference, Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 3, 2016)

10.7*	Form of Registration Rights Agreement (Incorporated by reference, Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.8*†	The Registrant’s 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.7 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.8.1**	Amendment to the Registrant’s 2016 Equity Incentive Plan

10.9*†	Form of Stock Option Agreement under 2016 Equity Incentive Plan (Incorporated by reference, Exhibit 10.8 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.10*
Term Loan Agreement, dated May 24, 2013, by and between Valeritas, Inc., Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.9 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.11*
Amended and Restated Term Loan Agreement, dated August 5, 2014, among Valeritas, Inc., as borrower, Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.10 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.12*
Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, by and between Valeritas, Inc., a borrower, Valeritas Holdings, Inc., as Guarantor, Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P., Capital Royalty Partners II (Cayman) L.P., as lenders, and the guarantors party thereto (Incorporated by reference, Exhibit 10.11 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.13*
Joinder Agreement to Second Amended and Restated Term Loan Agreement, dated as of May 3, 2016, in favor of Capital Royalty Partners II L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P., Capital Royalty Partners II (Cayman) L.P., and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P., as the Secured Parties, and Capital Royalty Partners II L.P., as Control Agent (Incorporated by reference, Exhibit 10.12 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.14*
Limited Forbearance Agreement, dated May 18, 2015, by and between the Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II- Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.13 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.15*
Amendment No. 1 to Limited Forbearance Agreement, dated September 28, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.14 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.16*
Amendment No. 2 to Limited Forbearance Agreement, dated November 13, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.15 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.17*
Amendment No. 3 to Limited Forbearance Agreement, dated December 21, 2015, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.16 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.18*
Amendment No. 4 to Limited Forbearance Agreement, dated January 29, 2016, by and among Valeritas, Inc., Valeritas Holdings, LLC, Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.17 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.19*
Amendment No. 5 to Limited Forbearance Agreement, dated March 25, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.18 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.20*
Amendment No. 6 to Limited Forbearance Agreement, dated April 30, 2016, by and among Valeritas, Inc. and Valeritas Security Corporation, as Guarantor and the undersigned Lenders. (Incorporated by reference, Exhibit 10.19 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.21*
Termination of Forbearance Agreement, dated May 3, 2016, by and among Valeritas, Inc., Valeritas Security Corporation, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P. and Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. (Incorporated by reference, Exhibit 10.20 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.22*
Lease, dated October 20, 2009, by and between Valeritas, Inc. and BTCT Associates, L.L.C., as amended on January 17, 2013, in respect of the building located at 750 Route 202, Bridgewater, New Jersey 08807 (Incorporated by reference, Exhibit 10.21 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.23*
Lease, dated December 22, 2006, by and among Valeritas, LLC, The Taming of the Shrewsbury, LLC, O’Neill Partners, LLC and Chanski, LLC, as amended on April 24, 2009, in respect of the building located at 800 Boston Turnpike, Shrewsbury, Massachusetts 01545 (Incorporated by reference, Exhibit 10.22 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.24*
Promissory Note, dated September 8, 2011, issued by Valeritas, Inc. to WCAS Capital Partners IV, L.P., in the original principal amount of $5,000,000, by Amendment No. 1 to Note, dated May 24, 2013. (Incorporated by reference, Exhibit 10.23 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.25**	Amendment No. 1 to Note, dated May 24, 2013, by and between WCAS Capital Partners IV, LP and Valeritas, Inc.

10.26**	Amended and Restated Note, dated May 3, 2016, by and between WCAS Capital Partners IV, LP and Valeritas, Inc.

10.27**†	Employment Agreement, dated May 3, 2016, by and between Valeritas, Inc. and John E. Timberlake.

10.28*†
Employment Agreement, dated December 20, 2016, by and between Valeritas, Inc. and Matthew Nguyen (Incorporated by reference, Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K (File No. 333-198807), filed February 21, 2017)

10.29*†
Employment Agreement, dated March 4, 2015, by and between Valeritas, Inc. and Geoffrey Jenkins (Incorporated by reference, Exhibit 10.26 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.30*†
Employment Agreement, dated February 19, 2016, by and between Valeritas, Inc. and Mark Conley (Incorporated by reference, Exhibit 10.27 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed May 9, 2016)

10.31*†
Employment Agreement, dated August 29, 2016, by and between Valeritas, Inc. and Erick J. Lucera Employment Agreement, dated December 20, 2016, by and between Valeritas, Inc. and Matthew Nguyen (Incorporated by reference, Exhibit 10.31 to the Registrant’s Annual Report on Form 10-K (File No. 333-198807), filed February 21, 2017)

10.32**†	Separation and Consulting Services Agreement, dated February 21, 2016, by and between Valeritas, Inc. and Kristine Peterson
10.33*†	Valeritas Holdings, Inc. Employee Stock Purchase Plan (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38038), filed June 9, 2017)
10.34**†	Form of Indemnification Agreement

10.35*
Series A Preferred Stock Purchase Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.36*
Registration Rights Agreement, dated as of February 14, 2017, by and among the Registrant, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.37*
Amendment No. 1 to Second Amended and Restated Term Loan Agreement, dated as of February 9, 2017, by and among the Company, Capital Royalty Partners II L.P., Parallel Investment Opportunities Partners II, L.P., Capital Royalty Partners II-Parallel Fund “A” L.P., Capital Royalty Partners II (Cayman) L.P., Capital Royalty Partners II-Parallel Fund “B” (Cayman) L.P. and WCAS Capital Partners IV, LP (Incorporated by reference, Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 333-198807), filed February 21, 2017)

10.38*
Office Lease Agreement dated as of May 10, 2017, by and among the Company and RFP Lincoln 293, LLC (Incorporated by reference, Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38038), filed May 12, 2017)

10.39*
Common Stock Purchase Agreement, dated as of January 7, 2018, by and between the Registrant and Aspire Capital (Incorporated by reference, Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38038), filed January 8, 2018)

10.40*
Amendment to 2016 Equity Incentive Plan, dated as of December 5, 2017. (Incorporated by reference, Exhibit 10.1 to the Registrant's Current Report on Form8-K (File No. 001-38038), filed December 7, 2017)

21.1**	Subsidiaries of the Registrant

23.1**	Consent of Friedman LLP

23.2**	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in signature page to the Registration Statement)

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed.
**	Filed herewith.
†	Management contract or compensatory plan or arrangement.